UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: April 26, 2021

(Date of earliest event reported)

COHBAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38326	26-1299952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1455 Adams Drive, Suite 2050

Menlo Park, CA 94025

(Address of principal executive offices and zip code)

(650) 446-7888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CWBR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

COHBAR, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Steven Engle as Chief Executive Officer and Director

On April 27, 2021, Steven Engle, the Chief Executive Officer of CohBar, Inc. (the “Company”) and member of the Company’s Board of Directors (the “Board”), resigned from such roles effective as of the same date.

In connection with Mr. Engle’s departure, the Company expects to enter into a separation agreement with Mr. Engle consistent with the terms of his employment agreement.

Appointment of Joseph Sarret as Chief Executive Officer and Director

On April 26, 2021, the Board appointed Dr. Joseph J. Sarret as the Company’s Chief Executive Officer and a member of its Board, effective as of May 3, 2021 (the “Effective Date”).

Dr. Sarret, 53, served as Chief Business Officer of Corium International, Inc., a commercial-stage biopharmaceutical company, from April 2015 to June 2019. Prior to that, Dr. Sarret served as Senior Vice President, Strategic Accounts at Solazyme, Inc., a renewable oils company, from March 2014 to December 2014. From June 2013 to December 2013, Dr. Sarret served as Chief Executive Officer and a member of the board of directors of Sevident, Inc., a biotechnology company. From August 2005 to August 2012, Dr. Sarret served in various roles at Codexis, Inc., a biotechnology company, including as Senior Vice President, Chief Business Officer, and President, Pharmaceutical Services and Enzyme Products. Prior to Codexis, Dr. Sarret practiced corporate and transactional law with Latham & Watkins, LLP, and served as Attending Physician and Acting Medical Director for the HIV Clinic at the University of California, San Francisco Medical Center. Dr. Sarret received his bachelor’s degree from Stanford University, his M.D. from the University of California, San Francisco School of Medicine, and a J.D. from Stanford Law School.

In connection with his appointment, we entered into an Executive Employment Agreement with Dr. Sarret effective as of May 3, 2021 (the “Agreement”). Dr. Sarret’s initial base salary under the Agreement is $450,000 annually. Dr. Sarret will also be eligible for an annual bonus with a target amount of up to 50% of his annual base salary, payable based on achievement of performance goals. Dr. Sarret will also be granted stock options to purchase up to an aggregate of 2,600,000 shares of our common stock (the “Time-Based Option Award”). The shares subject to the Time-Based Option Award will become vested and exercisable in installments based on Dr. Sarret’s continued employment with respect to 25% of the shares on the one-year anniversary of the vesting commencement date and in 36 equal monthly installments thereafter, such that the Time-Based Option Award will be fully vested on the four-year anniversary of the vesting commencement date. Additionally, Dr. Sarret will also be granted stock options to purchase up to 1,300,000 shares of common stock, which will vest pursuant to certain performance criteria to be determined by the Board.

The Agreement entitles Dr. Sarret to certain severance payments and other benefits if his employment is terminated by us without “cause,” or upon his resignation for “good reason,” each as defined in the Agreement. Upon any such termination of Dr. Sarret’s employment, he would be entitled to a severance payment equal to 100% of his then current base salary, a prorated amount of his target bonus for the then-current fiscal year, and reimbursement for any COBRA coverage elected by Dr. Sarret for himself and his covered dependents through the earlier of (i) 12 months following such termination and (ii) the date Dr. Sarret and his covered dependents become eligible for coverage under another employer’s plans. If Dr. Sarret’s termination without “cause” or resignation with “good reason” occurs within 12 months following a change in control of the Company, then he would be entitled to receive a severance payment equal to 100% of his then current base salary plus 100% of his target bonus for the then-current fiscal year, reimbursement for any COBRA coverage elected by Dr. Sarret for himself and his covered dependents through the earlier of (i) 12 months following such termination and (ii) the date Dr. Sarret and his covered dependents become eligible for coverage under another employer’s plans, and 100% vesting acceleration of then-unvested and outstanding equity awards, provided that the vesting acceleration of any then-unvested and outstanding performance-based equity awards will be as set forth in the applicable award agreement.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2021.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHBAR, INC.
(Registrant)

April 27, 2021	By:	/s/ Jeffrey F. Biunno
(Date)		Jeffrey F. Biunno
Chief Financial Officer

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